                                                                      EXHIBIT 12





                                 April 30, 2002



Fortis Series Fund, Inc.
500 Bielenberg Drive
Woodbury, MN  55125

Hartford Bond HLS Fund, Inc.
P.O. Box 2999
Hartford, CT 06104-2999

Ladies and Gentlemen:

         We have acted as counsel to Fortis Series Fund, Inc., a Minnesota corporation ("Fortis"), in connection with the acquisition of all of the assets of Fortis Diversified Income Series ("Target Fund"), a separately managed series of Fortis, by Hartford Bond HLS Fund, Inc., a Maryland corporation ("Acquiring Fund"), pursuant to an Agreement and Plan of Reorganization dated as of February 15, 2002, by and between Fortis on behalf of Target Fund and Acquiring Fund (the "Agreement").

         You have requested our opinion concerning certain federal income tax consequences of the transfer of the assets of Target Fund in exchange for the shares of Acquiring Fund and the distribution of such shares to Target Fund Shareholders upon liquidation of Target Fund, all pursuant to the Agreement (the "Reorganization"). In this regard we have examined (1) the Agreement, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about February 19, 2002, and amended on or about March 22, 2002, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus and Proxy Statement or the Agreement, as the case may be.

Pursuant to the Agreement, all of the assets and all of the liabilities of Target Fund as of the Closing will be exchanged for shares of common stock of Acquiring Fund having an aggregate net asset value equal to the net value of the assets of Target Fund at the Closing. All Acquiring Fund Shares then held by Target Fund, representing all of the assets of Target Fund, will be distributed to Target Fund Shareholders pursuant to the Agreement in a liquidating distribution and all of the issued and outstanding shares of Target Fund at the Closing shall be redeemed and cancelled on the books of Fortis. In the distribution, each Target Fund Shareholder will receive Class IA Acquiring Fund

Fortis Series Fund, Inc.
Hartford Bond HLS Fund, Inc.
April 30, 2002
Page 2



Shares with a net asset value equal at the Closing to the net asset value of the shareholder's Target Fund Shares as of such time.

         The Reorganization is being undertaken because the Board of Fortis has determined that participation in the Reorganization is in the best interest of Target Fund, and that the interests of Target Fund shareholders will not be diluted as a result of the reorganization. In approving the plan of reorganization, the Board considered, as more fully discussed in the Registration Statement, that Target Fund and Acquiring Fund are managed by the same portfolio managers and that the Reorganization will result in the surviving Fund's having a larger asset base which may result in cost savings.

         Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

         Based on the Agreement, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by Fortis in a Certificate dated April 30, 2002, representations made by Acquiring Fund in a Certificate dated April 30, 2002, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1) of the Code, and that each of Acquiring Fund and Target Fund will be a party to the reorganization within the meaning of Section 368(b) of the Code.

         On the basis of the foregoing opinion that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Code, it is further our opinion that:

         (i) Target Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares or on the subsequent distribution of those Shares to the Target Fund Shareholders in exchange for their Target Fund Shares;

         (ii) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

         (iii) Acquiring Fund's basis in the assets will be the same as Target Fund's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Target Fund's holding period therefor;

Fortis Series Fund, Inc.
Hartford Bond HLS Fund, Inc.
April 30, 2002
Page 3



         (iv) Target Fund shareholders will recognize no gain or loss on the exchange of all of their Target Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

         (v) A Target Fund Shareholder's aggregate basis in the Acquiring Fund Shares to be received by it in the Reorganization will be the same as the aggregate basis in its Target Fund Shares surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Fund shares, provided that the Target Fund shares were held as a capital asset at the Effective Time.

         The foregoing opinion is being furnished to you solely for your benefit in connection with the Reorganization and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. Our opinion is limited to the matters expressly addressed above. No opinion is expressed and none should be inferred as to any other matter. Specifically, no opinion is expressed as to the effect of the Reorganization on Acquiring Fund, Target Fund, or any Shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

         We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14.


                                     Very truly yours,


                                     /s/ Dorsey & Whitney LLP

BJS/WRG